Exhibit 24.2

POWER OF ATTORNEY

The undersigned, Gary W. Beall, hereby constitutes and appoints Cathy A. Fleischer and Kathleen A. Browne, and each of them severally, as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement of NaturalNano, Inc. on Form SB-2 (No. 333-142668), and generally to do all such things in my name and on my behalf in my capacity as a Director to enable NaturalNano, Inc. to comply with the Securities At of 1933, as amended, and with all requirements of the Securities and Exchange Commission relating to such Registration Statement, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Gary W. Beall
Gary W. Beall

August 2, 2007